Exhibit 10.70

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made this 24 day of March 2004, by and between Richard Roscitt (“Executive”), a resident of the State of Virginia, and WorldCom, Inc. and its subsidiaries and affiliates (collectively, the “Company”). The signatories to this Agreement will be referred to jointly as the “Parties.”

Preamble

WHEREAS, since on or about August 18, 2003, WorldCom, Inc. and/or its predecessors employed Executive as President and C.O.O. pursuant to a written Employment Agreement signed August 5, 2003;

WHEREAS, the job of President has been combined with that of the CEO and as a result of such actions Executive’s employment as President and COO has been terminated by the Company and such action is a termination without cause as provided in the Employment Agreement;

WHEREAS, at the request of the Company, Executive tendered his resignation as President and C.O.O. effective Friday March 12, 2004;

WHEREAS, the Parties wish to compromise and settle any claims or causes of action Executive might have arising from his employment or the cessation of his employment with the Company;

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0  Settlement

1.1  Executive’s employment with WorldCom will terminate effective March 19, 2004 (the “Termination Date”). The Company will pay Executive a Lump Sum Termination Payment in the amount of $8,075,000, less applicable withholdings, pursuant to the Employment Agreement signed September 5, 2003 and subject to section 4.4 of this agreement. Payment will be made after the completion of the Revocation Period described in section 4.4.

1.2  Following the Termination Date Executive may elect continuation of medical, dental and vision insurance to the extent that Executive participated in such benefits on his Termination Date, pursuant to the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”). For the first 18 months following the Termination Date, Executive will be provided with such coverage provided he pays the employee contribution rate for active employees for the same coverage. Thereafter, Executive may continue COBRA coverage for the duration of his COBRA eligibility period provided he pays the applicable COBRA premiums.

1.3  The Company has agreed to provide secretarial support, continuation of internet access, and reimbursement of fees for cellular phone service for up to six months.

1.4  The Company has agreed to provide the current home computer for personal use.

1.5  The Company will complete the reimbursement for relocation expenses, including tax gross up provisions, as per normal policy as soon as all invoices are received by the Company and such calculations can be made.

1.6  The Executive will be paid for four weeks of vacation.

1.7  The Executive will be removed from the payroll on March 26, 2004.

1.8  A true up of the 2004 Corporate Variable Pay Plan for the first performance period amounting to $450,000 will be made on June 30, 2004.

2.0  Confidentiality and Non-Solicitation

2.1  Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows. Executive agrees that he will not at any time use, divulge or convey any secret or confidential information, knowledge or data of the Company, which he obtained during the course of his employment (except where required to do so by law). For a period of one year from his Termination Date, Executive will not, either directly or indirectly, separately or in association with others, (i) hire, solicit, persuade or entice any Company employee to discontinue employment with the Company, or any person that was a Company employee within the prior six months, to work for a competing enterprise; nor (ii) solicit the business of any Company customer, or any person or enterprise whose business the Company had solicited during the 90 days prior to her termination, for the benefit of an enterprise competing with the Company. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this paragraph would be inadequate and that the Company would suffer irreparable damages as a result of such breach or threatened breach. In addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any entitlement or benefit otherwise required by this Agreement, and notwithstanding paragraph 4.5 shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may be available, and shall be entitled to recover from Executive its reasonable attorneys’ fees and costs only if the Company prevails. In the event a court refuses to enforce these restrictions because of geographic area or scope extensiveness, Executive agrees that the court may revise the restrictions to the extent necessary for enforcement. The Company agrees to provide Executive with ten (10) days written notice before exercising its right to cease making any payments due Executive under the Agreement.

3.0  Compromise

3.1  The Parties agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as an admission by either Party of any liability, wrongdoing, or responsibility on its part or on the part of its predecessors, successors, assigns, agents, representatives, parents, subsidiaries, affiliates, or their current or former officers, directors, employees, representatives, or attorneys.

4.0  Release

4.1  Executive and all his successors, assigns and heirs hereby release, forever discharge and covenant not to sue the Company, its predecessors, successors, subsidiaries, affiliates, assigns, agents, and any of their present or former directors, officers, employees or shareholders, from any and all claims, demands, damages or liability of any nature whatsoever prior to the date of this Agreement, known or unknown, which Executive has or may have which arise out of, concern or relate in any way to his employment with the Company or its predecessors, or the termination of his employment, including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), claims for breach of contract or wrongful termination, claims for equity awards, claims for severance or termination pay, claims for alleged discrimination under federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Age Discrimination In Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. § 12111, et seq., and any other federal, state, foreign or local laws, statutes, regulations, or ordinances, as well as rights under any and all common law causes of action. Consistent with the terms of this Paragraph, Executive further agrees to refrain from bringing, prosecuting or arbitrating any claim, demand or cause of action, either at law or in equity, against the Company as the result of any act or omission by the Company occurring up to and including the date of his execution of this Agreement. Nothing in this

Agreement alters Executive’s right to file a charge with an administrative agency for investigative purposes or other action by an agency not inconsistent with this Agreement. This Release does not apply to claims which Executive may have in connection with In Re: WorldCom, Inc. ERISA Litigation, 02 Civ. 4816 (DLC) or other claims for losses arising from his investment in Company stock through the WorldCom 401(k) Salary Savings Plan or otherwise or relating to his options to acquire Company stock, or (ii) any right to indemnification or insurance coverage. This Release also does not encompass any proofs of claim that Executive may have filed with the United States Bankruptcy Court in the matter of In Re: WorldCom, Inc., et al., Chapter 11 Case No. 02-13533 (AJG).

4.2  The Company hereby releases and agrees not to sue Executive from any and all claims, demands, damages or liability of any nature whatsoever, known or unknown, which it may have or which arises out of, concerns or relates in any way to Executive’s employment or termination of employment with the Company.

4.3  Any breach of the terms of this Agreement by either party shall entitle the other party to recover damages, along with all other available legal or equitable remedies.

4.4  Executive may, if desired, have a period of twenty-one (21) calendar days to consider this Agreement, including its reference to the ADEA contained in Paragraph 4.1. Executive is advised to consult with an attorney (without expense to the Company) concerning release of claims under the ADEA prior to executing this Agreement. In addition, Executive may revoke this Agreement within a period of seven (7) calendar days following execution of the Agreement (the “Revocation Period”). If Executive does not revoke the Agreement during the Revocation Period, the Agreement will become fully effective upon expiration of the Revocation Period.

4.5  Nothing in this Agreement shall prevent any Party from asserting or pursuing any claim to enforce the terms of this Agreement. The Parties agree that such claims shall be submitted to final and binding arbitration before the American Arbitration Association.

5.0  Confidentiality

5.1  Both parties understand and agree that the negotiations leading to, and terms of this Agreement, are confidential and further agree not to disclose to anyone (other than immediate family members and attorneys) the terms of this Agreement or any information concerning the dispute that resulted in the Agreement unless such disclosure is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting); (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement; or (iv) required in connection with bankruptcy proceedings in In re WorldCom, et al., Case No. 02-13533 (AJG), in the United States Bankruptcy Court for the Southern District of New York. Executive agrees that he will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidentiality provision.

6.0  Non-disparagement and Cooperation

6.1  Executive agrees that he will not make any disparaging statement or criticism concerning, or take any action which is adverse to the interests of the Company, its parents, assigns, predecessors, successors, or their current and former representatives, agents, officers, directors, and employees; nor will Executive take any action that would cause them embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute by the public or the Company’s clients, customers, employees, shareholders, agents, or vendors.

The Company agrees that it will not make any disparaging statement or criticism concerning, or take any action which is adverse to the interests of the Executive; nor will Company take any action that would cause Executive embarrassment or humiliation or otherwise cause or contribute to his being held in disrepute by the public or the Company’s clients, potential employers, customers, employees, shareholders, agents, or vendors.

6.2  For the first twelve months following the Termination Date, Executive agrees to provide reasonable information requests when requested by the Company about subjects Executive worked on during his employment requested by the Company’s President and Chief Executive Officer or his/her designee. Executive further agrees to cooperate fully with the Company to facilitate an orderly transition of his job responsibilities to a successor, and in connection with any claim, investigation or litigation in which the Company deems that his cooperation is needed, and in connection with matters relating to the Company’s bankruptcy proceedings. Nothing in this Agreement shall require Executive to act in an unlawful manner. Executive agrees that the Separation Payment he receives pursuant to this Agreement is intended to fully compensate him for any services he performs pursuant to this cooperation clause, and shall be in lieu of any fee or other compensation he might otherwise receive for his services. To the extent that the Company requests Executive’s cooperation, the Company shall reimburse Executive for his reasonable expenses consistent with the Company’s Travel and Expense Policy in effect at the time.

7.0  Miscellaneous

7.1  The parties agree to narrow the scope of the Non-Competition clause in section 13 of the Employment Agreement by limiting the Non- Competition to AT&T Corporation, SBC Communications, Inc., Sprint Corporation, Qwest, and Verizon Communications.

7.1  This Agreement is binding not only on the Parties themselves, but also on their successors, assigns, heirs, agents and personal representatives. The rights under this Agreement may not be assigned by either Party without the consent of the other Party.

7.2  This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings of, the Parties. It may not be revised or modified without the mutual written consent of the Parties. Executive expressly acknowledges, however, that except as modified in this Agreement, any agreements that he may have signed with the Company or its predecessors concerning non-competition and non-solicitation remain in full force and effect.

7.3  Executive acknowledges and agrees that he has had sufficient time to consider this Agreement and to seek legal advice concerning its meaning.

7.4  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Virginia, without regard to its conflict of law provisions.

WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

MCI

/s/ Richard R. Roscitt	By:	/s/ Daniel L. Casaccia

3-24-04		3-24-04
Date		Date